Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Treasure Global Inc. (the “Company”) on Form S-1 of our report dated December 5, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of Treasure Global Inc. as of June 30, 2022 and for the year ended June 30, 2022 appearing in the Annual Report on Form 10-K of Treasure Global Inc for the year ended June 30, 2022. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

We were dismissed as auditors on December 5, 2022, and, accordingly, we have not performed any audit or review procedures with respect to any financial statements included in this Registration Statement for the periods after the date of our dismissal.

New York, New York
November 8, 2023